UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 8, 2004

LEFT RIGHT MARKETING TECHNOLOGY, INC.

(Exact name of registrant as specified in charter)

Delaware	0-9047	02-0314487
(State of other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)
6600 Amelia Earhart Court
Las Vegas, Nevada	89119
(Address of Principal Executive Office)	(Zip Code)

(702) 260-9305

(Registrant's Executive Office Telephone Number)

ITEM 5. OTHER EVENTS

On March 8, 2004, the Registrant entered into a binding letter of intent to acquire Crazy Grazer LLC and Hall Communications, Inc. The new letter of intent supercedes the prior letter of intent between the Registrant and Crazy Grazer dated September 29, 2003.

Under the terms of the letter of intent, the Registrant would acquire Crazy Grazer and Hall Communications through two separate acquisitions, structured as reverse tri-party mergers, whereby Crazy Grazer and Hall Communications would be merged into wholly owned subsidiaries of LRMK and the separate corporate existence of the subsidiaries would cease.

Crazy Grazer and Hall Communications would become wholly owned subsidiaries of the Registrant. Further, it is the Registrant's current intention that upon closing of the mergers, the two subsidiaries of Hall Communications (Style Wise Interactive LLC and DSLV/Lawlor Advertising, Inc.) would become separate wholly owned subsidiaries of the Registrant.

In exchange for 100% of the issued and outstanding membership interests of Crazy Grazer and 100% of the issued and outstanding shares of Hall Communications, the Registrant will issue the sole member of Crazy Grazer and sole stockholder of Hall Communications (Richard M. "Mick" Hall; also Chairman, President, CEO and majority stockholder of the Registrant) 5,000,000 shares of Series A Convertible Preferred Stock. The shares of Series A Preferred shall be convertible into shares of the Registrant's common stock based upon certain milestones achieved by Crazy Grazer and Hall Communications following completion of the mergers. The actual milestones and conversion ratios shall be set forth in the merger agreements. Mr. Hall has agreed to abstain as to any voting as a director of the Registrant on the proposed mergers, due to his involvement with each of the parties to the mergers.

A copy of the binding letter of intent is attached hereto as Exhibit 10.

Press Release

On March 9, 2004, the Registrant issued a press release announcing the binding letter of intent. A copy of the press release is attached hereto as Exhibit 99.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

EXHIBITS

10 Binding letter of intent among the Registrant, Crazy Grazer and Hall Communications.

99 Press Release dated March 9, 2004.

______

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

LEFT RIGHT MARKETING TECHNOLOGY, INC.

By: /S/Richard M. "Mick" Hall

Richard M. "Mick" Hall, President

Date: March 16, 2004